EXHIBIT 99.1

NEWS RELEASE

Alberta Energy Regulator Approves Application for
HCSS Demonstration Project on Deep Well’s Lands.

August 27, 2013 – 08:00 EDT

EDMONTON, ALBERTA - (Marketwire) Deep Well Oil & Gas, Inc. (and its subsidiaries Northern Alberta Oil Ltd. and Deep Well Oil & Gas, Inc. – “Deep Well” or “Company”) (OTCQB Marketplace: DWOG) is pleased to announce that the Alberta Energy Regulator (“AER”, formerly known as the Energy Resources Conservation Board or ERCB) has approved an application previously submitted by the Company to the AER for development using Horizontal Cyclical Steam Stimulation (“HCSS”), planned for the thermal recovery project on one half section of land located at section 10-92-13W5 near Sawn Lake, Alberta.  This approval is related to lands presently owned 90% by Deep Well.  MP West Canada SAS, a wholly owned subsidiary of Saint-Aubin Energy (owned 1/3 by Maurel et Prom and 2/3 by MPI, two listed companies based in Paris, France), in addition to  the previously announced SAGD project, has the option to participate for up to a 45% working interest in this HCSS project by committing an additional US$110,000,000 of funding.

In September of 2009, Deep Well applied to the AER for a commercial bitumen recovery scheme to evaluate one of our wells for potential development using cyclical steam stimulation (“CSS”) on one of our vertical wells. In October of 2010, this application was approved by the AER. In February 2012, Deep Well filed an application with the AER to modify its previously approved CSS application to use an HCSS recovery process instead of vertical well CSS.

The modification of Deep Well’s production plan arose from reservoir modeling by DeGolyer and MacNaughton Canada (“D&M”). These models showed the results of thermal recovery using Horizontal CSS optimized the recovery factors for certain areas of Deep Well’s reservoir.

This AER approval for Deep Well’s planned thermal recovery project near Sawn Lake on one half section of land located at section 10-92-13W5 is the approval that was needed before significant work could begin.

This news release contains forward-looking statements, including those related to anticipated operations and timing of production from the Sawn Lake area.  The words or phrases "would be," "to be," "will allow," "intends to," "will likely result," "expected," "will continue," "is anticipated," "potential," "recovery, " "recoverable," "recoverability, " "estimate," "forecast," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Company's proposed oil and gas related business and described in this news release. The Company's business and the realization of the results contemplated by this news release are subject to various risks, which are discussed in the Company's filings with the SEC. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this news release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward- looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Contact Information:
Deep Well Oil & Gas, Inc.
(780) 409-8144
info@deepwelloil.com
www.deepwelloil.com